Exhibit 99.2

Blue Acquisition Corp. Completes $201,250,000 Initial Public Offering

Newport Beach, California, June 16, 2025 (PR Newswire) -- Blue Acquisition Corp. (the “Company”) (Nasdaq: BACCU) announced today the closing of its initial public offering of 20,125,000 units, which includes 2,625,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $201,250,000.

The Company’s units began trading on June 13, 2025 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BACCU.” Each unit consists of one Class A ordinary share of the Company and one right (the “Share Right”) to receive one tenth (1/10) of one Class A ordinary share of the Company upon the consummation of an initial business combination. Once the securities constituting the units begin separate trading, the Class A ordinary shares and Share Rights are expected to be listed on Nasdaq under the symbols “BACC” and “BACCR,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the full exercise of the over-allotment option by the underwriters) and a simultaneous private placement of units, $201,250,000 (or $10.00 per unit sold in the offering) was placed in a trust account of the Company.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an initial business combination in any business or industry, it intends to focus on identifying a business combination target within a manufacturing company or data center that aligns with green energy initiatives and sustainable industrial practices, as well as software development in emerging technologies like AI, Cybersecurity and energy management.

The Company’s management team is led by Ketan Seth, its Chief Executive Officer and a director, and David Bauer, its Chief Financial Officer and a director. In addition, the Board includes General (Ret.) Wesley Clark, Dino Dario Ferrari, DR. Kenneth Moritsugu, and Nadim Qureshi. Glenn Hill, Mina Janeska and Francisco de Borbon Graf von Hardenberg are Special Advisors to the Company.

BTIG, LLC acted as sole book-running manager for the offering and Roberts & Ryan, Inc. acted as co-manager.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and the simultaneous private placement, and the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Blue Acquisition Corp

1601 Anita Lane

Newport Beach CA, 92660-4803

Attn: Ketan Seth, CEO

kseth@blueacoro.com

dbauer@blueacorp.com

(646) 543-5060